Exhibit 10.6

Performance Based

MIDDLEBURG FINANCIAL COPORATION

Performance Share Award Agreement

THIS AGREEMENT dated as of the ____ day of ___________, 2007, between MIDDLEBURG FINANCIAL CORPORATION, a Virginia corporation (the “Company”), and ________________ (“Participant”), is made pursuant and subject to the provisions of the Middleburg Financial Corporation 2006 Equity Compensation Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.          Award of Performance Shares. Pursuant to the Plan, the Company, on _________ ___, 2007 (the “Award Date”), granted Participant [number of Performance Shares] Performance Shares covering shares of Common Stock, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2.           Restrictions. Except as provided in this Agreement, the Performance Shares are nontransferable and is subject to a substantial risk of forfeiture.

3.            Vesting. Participant’s interest in the Performance Shares shall be transferable and nonforfeitable (“Vested”) after the end of the three-year performance cycle beginning January 1, 2007, and ending December 31, 2009, in accordance with the performance criteria described in the following schedules. Participant’s Vested interest in his award shall be the sum of the Vested percentages set forth in subsections (a) and (b) below, subject to subsections (c) and (d):

(a)          Return on Equity is net income divided by average shareholders’ equity calculated as of December 31, 2009:

Return on Equity	Vested Percentage
15.00%	50.0%
14.25%	37.5%
13.50%	25.0%
12.00%	12.5%
Less than 12.00%	0%

(b)          Return on Assets is net income divided by total assets calculated as of December 31, 2009:

Return on Assets	Vested Percentage
1.50%	50.0%
1.425%	37.5%
1.35%	25.0%
1.20%	12.5%
Less than 1.20%	0%

(c)          A Participant shall become Vested in his or her Performance Share awards as of the date that Return on Average Equity and Return on Assets are certified by the

Committee after December 31, 2009. Interpolation shall be used when performance falls between identified performance parameters.

(d)          Notwithstanding the foregoing, any Performance Shares that have not been previously become Vested or forfeited, shall become Vested as of (i) the date of a Change in Control, or (ii) at the discretion of the Committee, on the date of the Participant’s death or disability.

4.           Dividend Equivalents. In addition to the shares of Common Stock that become Vested and payable in accordance with Section 3 above, with respect to the Vested percentage of a Participant’s Performance Share award, a Participant shall be entitled to a cash payment to reflect the payment of dividends on a comparable number of Shares of Common Stock as if the Performance Shares were shares of Common Stock. No such payment shall be made with respect to any Performance Shares that are forfeited.

5.          Forfeiture. All Stock Units that are not then Vested shall be forfeited if Participant’s employment with the Company or an Affiliate terminates prior to the date such Stock Units become Vested pursuant to Section 3.

6.           Shareholder Rights. Participant will have no rights of a shareholder of the Company with respect to the Performance Shares until the Performance Shares are Vested and shares of Common Stock are issued.

7.          Payment. Payment for Participant’s Performance Shares and any additional cash payment under Section 4 shall be made at the time the Stock Unit becomes Vested. The Company shall issue one share of Common Stock to the Participant for each Performance Share. Any payment made pursuant to this Agreement must be made thirty (30) days following the date the Performance Shares become Vested but in no event later than 2½ months following the end of the calendar year in which the Performance Shares become Vested.

8.          Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

9.          Taxes. The Company shall have the right to retain and withhold from any Payment the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award. The Company may retain and withhold a number of shares of Common Stock having a Fair Market Value as of the date the shares become Vested of not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to satisfy the Company’s withholding obligations.

10.          No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Participant’s employment at any time.

11.        Change in Capital Structure. In accordance with the terms of the Plan, the terms of this award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

12.        Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

13.        Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

14.        Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.        Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

MIDDLEBURG FINANCIAL CORPORATION

By

(Printed Name)

PARTICIPANT

(Printed Name)

Date

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